Exhibit 21.1

List of Subsidiaries of Adaptive Biotechnologies Corporation

Subsidiary	Jurisdiction of Organization
Digital Biotechnologies, Inc.	Delaware
Adaptive Biotechnologies B.V.	Netherlands